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[COMPASS LOGO]
                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:
Rodney L. Underdown (913-344-9395)             Peggy Landon (913-344-9315)
   Vice President and Chief Financial Officer     Director of Investor Relations




              COMPASS MINERALS INTERNATIONAL PROVIDES UPDATE ON ITS
             COTE BLANCHE, LOUISIANA MINE AND WINTER-SEASON OUTLOOK

         OVERLAND PARK, Kan. (September 27, 2005) - One of Compass Minerals International's (NYSE: CMP) two North American rock salt mines is located in Cote Blanche, Louisiana, approximately 100 miles west of New Orleans. The area was only mildly affected by Hurricane Katrina and Hurricane Rita, and the company's mine has sustained no damage. The mine closed at noon on September 22 to ensure the safety of employees and their families and remains closed due to a power outage in the area. The company expects power to be restored in the next few days at which time the Cote Blanche mine is expected to resume normal operations.
         While barge access to the mine has not been impaired by the hurricanes, barge traffic to and from the Cote Blanche area was reduced after Hurricane Katrina while barge companies accommodated rescue efforts along the Mississippi River. Compass estimates that shipping traffic will continue to be reduced for another two to four weeks because there are fewer terminals and grain elevators at which southbound barges can be unloaded and made available for northbound shipments. Compass Minerals does not believe it will be able to compensate for this reduction in shipping capacity, so the company expects to decrease rock salt production at its Cote Blanche mine by 75,000 to 200,000 tons for the 2005-2006 winter season. Barring unexpected supply-chain disruptions, Compass currently anticipates that it will be able to meet its bid commitments for the upcoming season.

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Compass Minerals Provides Update
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         From May to October each year, Compass Minerals submits bids to supply rock salt to North American governments for their highway deicing needs. The company has completed approximately 95 percent of its bid process for the 2005-2006 winter season and, to date, has averaged an eight percent increase in its bid price per ton. The bid price includes the cost of transportation, and Compass currently estimates that increased diesel fuel and transportation costs will fully offset this year's bid price improvement. The company also expects that transportation costs for its other product lines will be higher than in the prior year.
         The volume of the company's highway deicing bid awards for the 2005-2006 winter season is similar to its awards for the 2004-2005 season. Compass sold 9.2 million tons of rock salt to North American highway deicing and industrial customers in 2004, which was a year with modestly above-average snowfall in the markets Compass serves. The company also produces and sells rock salt in Great Britain.

ABOUT COMPASS MINERALS INTERNATIONAL, INC.
         Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates nine production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf, and magnesium chloride, which is a premium deicing and dust control agent.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on form 10-k filed with the Securities and Exchange Commission on March 16, 2005. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.



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